Exhibit 10.7

JACKSONVILLE SAVINGS BANK

TWO-YEAR CHANGE IN CONTROL AGREEMENT

FOR

DIANA TONE

This Change in Control Agreement (the “Agreement”) is effective as of the ___ day of _____, 2010 (the “Effective Date”), by and between Jacksonville Savings Bank (the “Bank”), an Illinois chartered savings institution with its principal administrative office at 1211 West Morton Avenue, Jacksonville, Illinois 62650, and Diana Tone (“Executive”).  Any reference herein to the “Company” shall mean Jacksonville Bancorp, Inc.

WHEREAS, Executive is serving as Chief Financial Officer of the Bank and the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.     TERM

The term of this Agreement will begin as of the Effective Date and will continue for 24 full calendar months thereafter.  Commencing on the first anniversary of the Effective Date of this Agreement (the “Anniversary Date”) and continuing each Anniversary Date thereafter, the Agreement shall renew for an additional year such that remaining term shall be two (2) years unless written notice of non-renewal is provided to Executive at least 10 days prior to any such Anniversary Date, in which case the term of the Agreement shall cease at the end of 12 months following such Anniversary Date.  Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Bank (the “Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof will be included in the minutes of the Board’s meeting.  Notwithstanding the foregoing, in the event of a “Change in Control” as defined herein, this Agreement shall automatically renew for a term of 24 months following the effective date of such Change in Control.

2.     DEFINITIONS

(a)   Change in Control.  A “Change in Control” shall mean a change in control of the Bank or the Company, as set forth herein.  For purposes of this Agreement, a “Change in Control” of the Bank or Company shall mean an event of a nature that (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or Company or similar transaction in which the Bank or the Company is not the surviving institution occurs; (D) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the then current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the common stock of the Company are exchanged for or converted into cash or property or securities not issued by the Company; or (E) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means, in the case of the Company or the Bank, the Board of Directors of the Company or the Bank, respectively, on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(b)   Good Reason.  For purposes of this Agreement, “Good Reason” shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs during the term of this Agreement:

(i)	a failure to elect or reelect or to appoint or reappoint Executive to the Executive’s position and title that the Executive held immediately prior to the Change in Control;

(ii)
a material change in Executive’s position to become one of lesser responsibility, importance, or scope than the position Executive held immediately prior to the Change in Control, or a material reduction in the benefits and perquisites provided to Executive from those being provided immediately prior to the Change in Control;

(iii)	a relocation of Executive’s principal place of employment by more than 30 miles from its location as of the date of this Agreement;

(iv)	a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive; or

(v)	any other breach of this Agreement by the Bank.

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within 60 days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days of the date the Bank received the written notice from Executive, unless the Bank waives the cure period.  If the Bank remedies the condition within such 30 day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such 30 day cure period, then Executive may deliver a Notice of Termination (as defined in Section 4 hereof) for Good Reason at any time within 60 days following the expiration of such cure period, or earlier if the Bank waived the cure period.

(c)   Cause.  For purposes of this Agreement, termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.  For purposes of this paragraph, no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.

3.    BENEFITS UPON TERMINATION

(a)   Termination of Employment Prior to a Change in Control.  This Agreement shall automatically terminate upon Executive’s termination of employment for any reason prior to the occurrence of a Change in Control, and Executive shall not be entitled to any payments or benefits hereunder.

(b)   Termination of Employment Following a Change in Control.  Following the occurrence of a Change in Control, the Board may terminate Executive’s employment at any time, but any such termination, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  If Executive’s employment with the Bank, or its successor, shall be terminated subsequent to a Change in Control and during the remaining term of this Agreement by (i) the Bank, or its successor, for other than Cause, or (ii) Executive for Good Reason, then the Bank, or its successor, shall:

(i)
pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a lump-sum cash payment equal to two (2) times the sum of: (i) the average annual base salary, bonus, and any other cash compensation earned by Executive during the two (2) calendar years immediately prior to the year in which Executive’s Date of Termination (as defined in Section 4 hereof) occurs, and (ii) the average amount of benefits received by Executive pursuant to any employee benefit plans maintained by the Bank during the two (2) calendar years immediately prior to the year in which Executive’s Date of Termination occurs.  Such payment shall be payable within 30 calendar days following Executive’s Date of Termination.

(ii)
In addition, the Bank will provide continued life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the coverage maintained by the Bank for Executive prior to Executive’s termination for 24 months immediately following Executive’s Date of Termination.

(c)   280G Cutback. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive that are contingent on a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G.  In the event a reduction is necessary, Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment.  If Executive does not make this determination within 10 business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify Executive promptly thereof.  In the event it is determined that permitting Executive or the Bank to make the determination regarding the form or manner of reduction would violate Code Section 409A, such reduction shall be made pro rata among the benefits and/or payments.

4.     NOTICE OF TERMINATION

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).  In no event shall the Date of Termination exceed 30 days from the date the Notice of Termination is given.

5.     SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank or its successor.

6.    REQUIRED REGULATORY PROVISIONS

(a)   Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b)   Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed will be less than 50% of the average level of bona fide services performed in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(c)   Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined herein), then, solely to the extent required to avoid penalties under Code Section 409A, Executive’s payments shall be delayed until the first day of the seventh month following Executive’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a “publicly traded company,” as defined under Code Section 409A.

7.     NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.     ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)   This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior employment agreements, change in control agreements, consulting agreements, understandings or representations relating to the subject matter hereof.

(b)   This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

(c)   No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

9.     SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.           HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.           GOVERNING LAW

This Agreement shall be governed by the laws of the State of Illinois, but only to the extent not superseded by federal law.

12.           ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.   PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.   SUCCESSORS AND ASSIGNS

This Agreement is binding upon the Bank, the Company and any successor or assignee of the Bank or the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, and such successor or assignee shall expressly and unconditionally assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

15.   OBLIGATIONS OF THE BANK

The termination of Executive’s employment for any reason other than in accordance with Section 3(b) shall not result in any obligation of the Bank under this Agreement.

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SIGNATURES

IN WITNESS WHEREOF, the parties have signed this Agreement on the dates set forth below.

JACKSONVILLE SAVINGS BANK

By:
Date	Name:
Title:

EXECUTIVE

Date	Diana Tone